EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of National Rural Utilities Cooperative Finance Corporation for the registration of $200,000,000 of debt securities and to the incorporation by reference therein of our report dated July 12, 2002, with respect to the combined financial statements of National Rural Utilities Cooperative Finance Corporation and Rural Telephone Finance Cooperative for the year ended May 31, 2002 included in National Rural Utilities Cooperative Finance Corporation’s Annual Report (Form 10-K) for the year ended May 31, 2002, filed with the Securities and Exchange Commission.

/S/ ERNST & YOUNG LLP

McLean, VA
August 20, 2002